AMENDMENT NUMBER 7 TO
                      TRANSFER AND ADMINISTRATION AGREEMENT


         AMENDMENT NUMBER 7 TO TRANSFER AND ADMINISTRATION AGREEMENT (this "Amendment"), dated as of September 29, 1997 between PERFORMANCE FUNDING CORPORATION, a Delaware corporation, as transferor (in such capacity, the "Transferor"), UNION ACCEPTANCE CORPORATION, an Indiana corporation, in its individual capacity and as collection agent (in such capacity, the "Collection Agent"), and ENTERPRISE FUNDING CORPORATION, a Delaware corporation (the "Company") amending that certain Transfer and Administration Agreement dated as of July 24, 1995 among the parties hereto, as amended by Amendment No. 1 dated as of September 8, 1995, Amendment No. 2 dated as of May 10, 1996, Amendment No. 3 dated as of December 23, 1996, Amendment No. 4 dated as of April 25, 1997, Amendment No. 5 dated as of June 6, 1997 and Amendment No. 6 dated as of July 29, 1997 (the "Transfer and Administration Agreement").

         WHEREAS, the Transferor and the Company have agreed to make certain amendments to the Transfer and Administration Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:

         SECTION 1. Defined Terms. As used in this Amendment, and except as otherwise provided in this Section 1, capitalized terms shall have the same meanings assigned thereto in the Transfer and Administration Agreement.

         (a) Section 1.1 of the Transfer and Administration Agreement is hereby amended by deleting the definition of Actual Net Loss and replacing it with the following (solely for convenience changed language is italicized):

                  "Actual Net Loss" shall mean, for any applicable period and for any particular Monthly Group, an amount equal to the cumulative gross charge-offs during such period less any recoveries realized during such period on charged-off contracts less the estimated wholesale value of repossessed financed vehicles which have not yet been liquidated (based on the National Auto Research Black Book together with adjustments related to vehicle condition) less all Reimbursable Dealer Add-ons as determined in accordance with UACs Credit and Collection Policy relating to Contracts for which Reimbursable Dealer Add-ons have not been received and for which UAC's Credit and Collection policy deems such amounts to be collectible, in each case related to specified contracts and receivables included in such Monthly Group through the most recent Settlement Period.

         (b) Section 1.1 of the Transfer and Administration Agreement is hereby amended by the addition of the following definition in the appropriate alphabetic location:


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                  "Reimbursable  Dealer  Add-Ons"  shall mean any  accident  and health, credit life and disability and warranty insurance rebates that are to be reimbursed on charged-off accounts."

         SECTION 2. Representations and Warranties. The Transferor hereby makes to the Company, on and as of the date hereof, all of the representations and warranties set forth in Section 3.1 of the Transfer and Administration
Agreement, except to the extent that any such representation or warranty specifically refers to an earlier date. In addition, the Collection Agent hereby makes to the Company, on the date hereof, all the representations and warranties set forth in Section 3.2 of the Transfer and Administration Agreement, except to the extent that any such representation or warranty specifically refers to an earlier date.

         SECTION 3. Limited Scope. This amendment is specific to the circumstances described above and does not imply any future amendment or waiver of rights allocated to the Company, the Transferor, Union Acceptance Corporation, the Collection Agent, the Administrative Agent or the Collateral Agent under the Transfer and Administration Agreement.

         SECTION 4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         SECTION 5. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 6. Ratification. Except as expressly affected by the provisions hereof, the Transfer and Administration Agreement as amended shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Transfer and Administration Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Transfer and Administration Agreement as amended by this Amendment.

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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment Number 7 as of the date first written above.

                                     ENTERPRISE FUNDING CORPORATION,
                                     as Company


                                     By: /s/ Andrea Dulbery
                                              Name: Andrea Dulbery
                                              Title:


                                     UNION ACCEPTANCE FUNDING CORPORATION
                                     as Transferor


                                     By: /s/ Leeanne W. Grazaini
                                              Name: Leeanne W. Grazaini
                                              Title: Vice President


                                     UNION ACCEPTANCE CORPORATION
                                     as Collection Agent


                                     By: /s/ Rick A. Brown
                                              Name: Rick A. Brown
                                              Title: Vice President and
                                              Chief Financial Officer